Exhibit 99.1

STORE Capital Announces Fourth Quarter

and Full Year 2019 Operating Results

Affirms 2020 Guidance

SCOTTSDALE, Ariz., February 20, 2020 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the fourth quarter and full year ended December 31, 2019.

Highlights

For the quarter ended December 31, 2019:

▪	Total revenues of $173.5 million
▪	Net income of $59.8 million, or $0.25 per basic and diluted share, including an aggregate net gain of $11.7 million on dispositions of real estate
▪	AFFO of $120.0 million, or $0.51 per basic and $0.50 per diluted share
▪	Declared a regular quarterly cash dividend per common share of $0.35
▪	Invested $536.6 million in 103 properties at a weighted average initial cap rate of 7.7%
▪	Raised $197.8 million in net proceeds from the sale of an aggregate of approximately 5.0 million common shares under the Company’s at-the-market equity program
▪

Issued $508.0 million of long-term fixed-rate notes, which included the inaugural issuance of 15-year notes and $326.0 million of AAA rated notes, under STORE’s Master Funding secured debt program in November 2019

For the year ended December 31, 2019:

▪	Total revenues of $665.7 million
▪	Net income of $285.0 million, or $1.24 per basic and diluted share, including an aggregate net gain of $84.1 million on dispositions of real estate
▪	AFFO of $458.1 million, or $1.99 per basic and diluted share
▪	Declared regular cash dividends per common share aggregating $1.36
▪	Invested $1.69 billion in 350 properties at a weighted average initial cap rate of 7.8%
▪	Raised $650.5 million in net proceeds from the sale of an aggregate of approximately 18.5 million common shares under the Company’s at-the-market equity program
▪	Closed second public debt offering, issuing $350.0 million in aggregate principal amount of investment-grade senior unsecured notes in February 2019

Management Commentary

“We delivered another year of record investment volume in 2019, reflecting our ongoing success in addressing our large market,” said Christopher Volk, Chief Executive Officer of STORE Capital.  “We acquired 350 properties through 152 separate transactions, for a total of $1.69 billion at a weighted average

STORE Capital Corporation

initial cap rate of 7.8% and a granular average transaction size of $11 million.  Stability and quality continued to define our diverse portfolio, and we ended the year with an occupancy rate of 99.5% and approximately 75% of our lease contracts of investment-grade quality as measured by our STORE Score methodology.  We grew AFFO per share by over 8%, raised our dividend by more than 6% and delivered total shareholder return of over 36%. In 2020, we look forward to continuing to build on our solid foundation to deliver another year of strong performance.”

 Financial Results

Total Revenues

Total revenues were $173.5 million for the fourth quarter of 2019, an increase of 18.2% from $146.7 million for the fourth quarter of 2018.

Total revenues for 2019 were $665.7 million, an increase of 23.1% from $540.8 million for 2018. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $7.6 billion in gross investment amount representing 2,255 property locations and 434 customers at December 31, 2018 to $8.8 billion in gross investment amount representing 2,504 property locations and 478 customers at December 31, 2019.

Net Income

Net income was $59.8 million, or $0.25 per basic and diluted share, for the fourth quarter of 2019, as compared to  $56.6 million, or $0.26 per basic and diluted share, for the fourth quarter of 2018.  Net income for the fourth quarter of 2019 included an aggregate net gain on dispositions of real estate of $11.7 million,  as compared to an aggregate net gain on dispositions of real estate of $14.7 million for the same period in 2018.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Net income for the year ended December 31, 2019 was $285.0 million, or $1.24 per basic and diluted share, compared to  $217.0 million, or $1.06 per basic and diluted share, for 2018. Net income for 2019 included an aggregate net gain on dispositions of real estate of $84.1 million as compared to $45.5 million for the same period in 2018.

Adjusted Funds from Operations (AFFO)

AFFO increased 16.0% to $120.0 million, or $0.51 per basic and $0.50 per diluted share, for the fourth quarter of 2019, compared to AFFO of $103.4 million, or $0.48 per basic and diluted share, for the fourth quarter of 2018.

AFFO for 2019 was $458.1 million, or $1.99 per basic and diluted share, an increase of 21.2% from $377.9 million, or $1.85 per basic and $1.84 per diluted share, for 2018. The year-over-year increase in AFFO was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

STORE Capital Corporation

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.35 for the fourth quarter ended December 31, 2019. This dividend, totaling $83.9 million, was paid on January 15, 2020 to stockholders of record on December 31, 2019.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $536.6 million of gross investments representing 103 property locations during the fourth quarter of 2019.  These origination and other activities resulted in the creation of 21 new customer relationships. The investments had a weighted average initial cap rate of 7.7%. Total investment activity for 2019 was $1.69 billion representing 350 property locations with a weighted average initial cap rate of 7.8%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap.  For acquisitions made during 2019, the weighted average stated lease escalation cap was 1.9%.

Disposition Activity

For the quarter and year ended December 31, 2019, the Company recognized an aggregate net gain on dispositions of real estate of $11.7 million and $84.1 million, respectively, which included a $3.9 million non-cash gain resulting from the substitution of ten properties with a single tenant completed during the fourth quarter.  The Company sold 95 properties during the year for an aggregate net gain of $80.2 million; 15 of these 95 properties were sold in the fourth quarter for an aggregate net gain of $7.8 million. Net proceeds from the disposition of real estate during the year aggregated $447.6 million as compared to an aggregate original investment amount of $428.9 million for the properties sold. The Company also collected $4.1 million in lease termination fees in connection with these property sales during 2019.

Portfolio

At December 31, 2019, STORE Capital’s real estate portfolio totaled $8.8 billion representing 2,504 property locations. Approximately 94% of the portfolio represents commercial real estate properties subject to long-term leases, 6% represents mortgage loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by the tenants’ other assets. As of December 31, 2019, the portfolio’s annualized base rent and interest (based on rates in effect on December 31, 2019 for all lease and loan contracts) totaled $714 million as compared to $615 million a year ago. The weighted average non-cancelable remaining term of the leases at December 31, 2019 was approximately 14 years.

STORE Capital Corporation

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of December 31, 2019
Investment property locations	2,504
States	49
Customers	478
Industries in which customers operate	112
Proportion of portfolio from direct origination	~80%
Contracts with STORE-preferred terms*(1)	96%
Weighted average annual lease escalation(2)	1.9%
Weighted average remaining lease contract term	~14 years
Occupancy(3)	99.5%
Properties not operating but subject to a lease(4)	24
Investment locations subject to a ground lease	21
Investment portfolio subject to NNN leases*	99%
Investment portfolio subject to Master Leases*(5)	92%
Average investment amount/replacement cost (new)(6)	81%
Locations subject to unit-level financial reporting	98%
Median unit fixed charge coverage ratio (FCCR)/4‑Wall coverage ratio(7)	2.2x/2.7x
Contracts rated investment grade(8)	~75%

*Based on annualized base rent and interest.

(1)

Represents the percentage of lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.

(2)

Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually.  For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract.  For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term.  Calculation excludes contracts representing 0.1% of annualized base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.

(3)	The Company defines occupancy as a property being subject to a lease or loan contract. As of December 31, 2019, 12 of the Company’s properties were vacant and not subject to a contract.
(4)	Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(5)

Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 87% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(6)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(7)

STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The 4‑Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. The weighted average unit FCCR and 4‑Wall coverage ratios were 3.0x and 3.9x, respectively.

(8)

Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties.  As of December 31, 2019, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba3’ as measured by Moody’s Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa2’.

STORE Capital Corporation

Capital Transactions

The Company established a $900 million “at the market” equity distribution program, or ATM Program, in November 2019 and terminated its previous program. During the fourth quarter of 2019, the Company sold an aggregate of approximately 5.0 million common shares at a weighted average share price of $39.79 and raised approximately $197.8 million in net proceeds after the payment of sales agents’ commissions and offering expenses. For the year ended December 31, 2019, the Company sold an aggregate of approximately 18.5 million common shares at a weighted average share price of $35.72 and raised approximately $650.5 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In November 2019, certain of the Company’s consolidated special purpose entities issued the ninth series, Series 2019-1, of net-lease mortgage notes under the Company’s STORE Master Funding debt program, separated into four classes as summarized below.

Class	Rating	Amount (in millions)	Coupon Rate	Maturity Date
Class A-1	AAA	$82.0	2.82%	Nov. 2026
Class A-2	AAA	244.0	3.65%	Nov. 2034
Class A-3	A+	46.0	3.32%	Nov. 2026
Class A-4	A+	136.0	4.49%	Nov. 2034
Total		$508.0

The Series 2019-1 transaction marked the Company’s first issuance of 15-year net-lease mortgage notes and included $326.0 million of AAA rated notes. Net proceeds from the issuance were primarily used to pay down outstanding balances on the Company’s credit facility and to prepay, without penalty, an aggregate  $186.1 million of STORE Master Funding Series 2013-3 Class A-1 notes and Series 2014-1 Class A-1 notes which bore a weighted average interest rate of 4.22%, with the remainder of the proceeds representing new incremental term borrowings.

In February 2019, the Company completed its second public debt offering, issuing $350.0 million in aggregate principal amount of unsecured, investment-grade rated 4.625% Senior Notes, due March 2029. The net proceeds from the issuance were used primarily to pay down amounts outstanding under the Company’s credit facility.

2020 Guidance

Affirming its 2020 guidance first announced in October 2019, the Company currently expects 2020 AFFO per share to be within a range of $2.05 to $2.09, based on projected 2020 annual real estate acquisition volume, net of projected property sales, of approximately $1.2 billion. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.98 to $1.01 per share, plus $0.99 to $1.00 per share of expected real estate depreciation and amortization, plus approximately $0.08 per share related to noncash items. The midpoint of the Company’s AFFO per share guidance is based on a weighted average initial cap rate on new acquisitions of 7.7% and target leverage in the range of 5½ to 6 times run-rate net debt to EBITDA.  AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

STORE Capital Corporation

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 10:00 a.m. Scottsdale, Arizona Time, to discuss fourth quarter ended December 31, 2019 operating results and answer questions.

•	Live conference call: 855‑656‑0920 (domestic) or 412‑542‑4168 (international)
•	Conference call replay available through March 5, 2020: 877‑344‑7529 (domestic) or 412‑317‑0088 (international)
•	Replay access code: 10138568
•	Live and archived webcast: http://ir.storecapital.com/CustomPage/Index?KeyGenPage=350222

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non‑GAAP measures. Management believes these two non‑GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance

STORE Capital Corporation

measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional revenues and expenses such as straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items have no impact on long-term operating performance. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310‑622‑8220

Lisa Mueller, 310-622-8231

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)	(audited)
Revenues:
Rental revenues	$162,495	$139,211	$625,415	$513,302
Interest income on loans and financing receivables	9,760	7,074	33,826	25,741
Other income	1,200	419	6,473	1,713
Total revenues	173,455	146,704	665,714	540,756

Expenses:
Interest	41,559	35,964	158,381	129,061
Property costs	3,033	1,413	10,793	4,250
General and administrative	14,459	12,513	54,274	45,725
Depreciation and amortization	57,340	49,519	221,975	181,826
Provisions for impairment	8,800	5,202	18,751	7,810
Total expenses	125,191	104,611	464,174	368,672

Net gain on dispositions of real estate	11,747	14,676	84,142	45,528
Income from operations before income taxes	60,011	56,769	285,682	217,612
Income tax expense	174	185	707	642
Net income	$59,837	$56,584	$284,975	$216,970

Net income per share of common stock - basic and diluted:	$0.25	$0.26	$1.24	$1.06

Weighted average common shares outstanding:
Basic	236,812,731	215,660,467	229,734,497	204,322,298
Diluted	237,421,068	216,477,667	230,289,541	204,933,292

Dividends declared per common share	$0.35	$0.33	$1.36	$1.28

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,634,285	$2,280,280
Buildings and improvements	5,540,749	4,888,440
Intangible lease assets	73,366	85,148
Total real estate investments	8,248,400	7,253,868
Less accumulated depreciation and amortization	(740,124)	(585,913)
	7,508,276	6,667,955
Operating ground lease assets	24,254	—
Loans and financing receivables	582,267	351,202
Net investments	8,114,797	7,019,157
Cash and cash equivalents	99,753	27,511
Other assets, net	81,976	67,303
Total assets	$8,296,526	$7,113,971

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$—	$135,000
Unsecured notes and term loans payable, net	1,262,553	916,720
Non-recourse debt obligations of consolidated special purpose entities, net	2,328,489	2,008,592
Dividends payable	83,938	72,954
Operating lease liabilities	29,347	—
Accrued expenses, deferred revenue and other liabilities	106,814	117,204
Total liabilities	3,811,141	3,250,470

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 239,822,900 and 221,071,838 shares issued and outstanding, respectively	2,398	2,211
Capital in excess of par value	4,787,932	4,129,082
Distributions in excess of retained earnings	(302,609)	(267,651)
Accumulated other comprehensive loss	(2,336)	(141)
Total stockholders’ equity	4,485,385	3,863,501
Total liabilities and stockholders’ equity	$8,296,526	$7,113,971

STORE Capital Corporation

STORE Capital Corporation

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)

Net income	$59,837	$56,584	$284,975	$216,970
Depreciation and amortization of real estate assets	57,265	49,295	221,665	180,851
Provision for impairment of real estate	8,800	5,202	18,751	5,202
Net gain on dispositions of real estate (1)	(11,747)	(14,666)	(84,142)	(45,398)
Funds from Operations	114,155	96,415	441,249	357,625

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(1,827)	(1,296)	(6,021)	(6,121)
Construction period rent deferrals	751	2,116	1,604	6,622
Amortization of:
Equity-based compensation	3,620	2,659	11,703	8,608
Deferred financing costs and other (2)	3,237	3,578	9,689	9,549
Lease-related intangibles and costs	737	601	2,856	2,433
Provision for loan losses	—	—	—	2,608
Lease termination fees	(321)	—	(4,096)	—
Capitalized interest	(366)	(681)	(1,600)	(2,641)
Executive severance costs	—	—	1,956	—
Loss (gain) on defeasance/extinguishment of debt	—	—	735	(814)
Adjusted Funds from Operations	$119,986	$103,392	$458,075	$377,869

Dividends declared to common stockholders	$83,938	$72,954	$316,804	$267,873

Net income per share of common stock: (3)
Basic and Diluted	$0.25	$0.26	$1.24	$1.06
FFO per share of common stock: (3)
Basic	$0.48	$0.45	$1.92	$1.75
Diluted	$0.48	$0.44	$1.91	$1.74
AFFO per share of common stock: (3)
Basic	$0.51	$0.48	$1.99	$1.85
Diluted	$0.50	$0.48	$1.99	$1.84

(1)	For the three months and year ended December 31, 2018, includes $10,000 and $130,000, respectively, of income tax expense associated with gains recognized on the dispositions of certain properties.
(2)

For the three months ended December 31, 2019 and 2018, includes $1.1 million and $1.7 million, respectively, and for the years ended December 31, 2019 and 2018, includes $1.1 million and $2.1 million, respectively, of accelerated amortization of deferred financing costs related to the prepayment of debt.

(3)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

December 31, 2019

Real Estate Portfolio Information

As of December 31, 2019, STORE Capital’s total investment in real estate and loans approximated $8.8 billion, representing investments in 2,504 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on December 31, 2019, for all leases, loans and financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At December 31, 2019, the Company’s property locations were operated by 478 customers. The largest single customer represented 2.8% of annualized base rent and interest and the top ten customers totaled 17.9% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of December 31, 2019:

	% of
	Annualized
	Base Rent and	Number of
Customer	Interest	Properties
Fleet Farm Group LLC	2.8%	10
AVF Parent, LLC (Art Van Furniture)	2.5	23
Bass Pro Group, LLC (Cabela’s)	1.9	10
Cadence Education, Inc. (Early childhood/elementary education)	1.8	49
CWGS Group, LLC (Camping World/Gander Outdoors)	1.7	20
Spring Education Group Inc. (Stratford School / Nobel Learning Communities)	1.6	19
American Multi-Cinema, Inc. (AMC/Carmike/Starplex)	1.5	14
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.4	21
Zips Holdings, LLC	1.4	42
US LBM Holdings, LLC (Building materials distribution)	1.3	48
All other (468 customers)	82.1	2,248
Total	100.0%	2,504

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

December 31, 2019

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the more than 700 concepts represented in the Company’s investment portfolio as of December 31, 2019, the largest single concept represented 2.8% of annualized base rent and interest and the top ten concepts totaled 16.3% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of December 31, 2019:

	% of
	Annualized
	Base Rent and	Number of
Customer Business Concept	Interest	Properties
Fleet Farm	2.8%	10
Ashley Furniture HomeStore	2.2	31
Art Van Furniture	1.8	16
Cabela’s	1.7	8
AMC Theaters	1.5	14
Big R Stores	1.4	26
Zips Car Wash	1.4	42
Stratford School	1.2	6
At Home	1.2	9
America’s Auto Auction	1.1	7
All other (698 concepts)	83.7	2,335
Total	100.0%	2,504

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

December 31, 2019

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy. The following table summarizes these industries, by sector, into 75 industry groups as of December 31, 2019:

	% of		Building
	Annualized		Square
	Base Rent and	Number of	Footage
Customer Industry Group	Interest	Properties	(in thousands)
Service:
Restaurants – full service	9.4%	395	2,712
Restaurants – limited service	5.1	393	1,065
Early childhood education	5.7	213	2,329
Health clubs	5.7	90	3,157
Automotive repair and maintenance	4.8	173	888
Movie theaters	4.0	38	1,916
Family entertainment	3.8	39	1,380
Pet care	3.4	173	1,842
Medical and dental	2.8	99	1,086
Lumber and construction materials wholesalers	2.8	114	4,800
Behavioral health	2.3	49	950
Equipment sales and leasing	1.8	37	910
Elementary and secondary schools	1.5	8	317
Wholesale automobile auction	1.3	8	428
Logistics	1.3	26	2,037
Career education	1.2	6	488
All other service (20 industry groups)	8.0	188	12,282
Total service	64.9	2,049	38,587
Retail:
Furniture	5.4	62	3,900
Farm and ranch supply	4.5	43	4,004
Hunting and fishing	2.1	10	813
Recreational vehicle dealers	1.9	24	1,093
Used car dealers	1.8	27	300
Home furnishings	1.2	9	1,044
New car dealers	0.7	9	273
All other retail (10 industry groups)	1.6	51	1,942
Total retail	19.2	235	13,369
Manufacturing:
Metal fabrication	4.3	74	9,204
Plastic and rubber products	1.7	18	2,941
Food processing	1.6	14	1,852
Furniture manufacturing	1.3	11	2,789
Electronics equipment	1.2	9	957
Automotive parts and accessories	1.0	15	2,291
Chemical products	0.8	10	1,116
All other manufacturing (15 industry groups)	4.0	69	5,871
Total manufacturing	15.9	220	27,021
Total	100.0%	2,504	78,977

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

December 31, 2019

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in every state except Hawaii. The following table details the top ten geographical locations of the properties as of December 31, 2019:

	% of
	Annualized
	Base Rent and	Number of
State	Interest	Properties
Texas	10.7%	261
Illinois	6.4	159
Florida	5.4	148
Georgia	5.2	145
Ohio	5.2	133
California	5.1	52
Wisconsin	4.6	58
Arizona	4.4	84
Michigan	4.2	89
Tennessee	3.8	111
All other (39 states) (1)	45.0	1,264
Total	100.0%	2,504

(1)	Includes one property in Ontario, Canada which represents 0.3% of annualized base rent and interest.

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of December 31, 2019, 99% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 92%  of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 3.1% of the annualized base rent and interest will expire in the next five years (before 2025). The following table sets forth the schedule of lease, loan and financing receivable expirations as of December 31, 2019:

	% of
	Annualized
	Base Rent and	Number of
Year of Lease Expiration or Loan Maturity (1)	Interest	Properties (2)
2020	0.7%	20
2021	0.6	7
2022	0.3	4
2023	0.7	21
2024	0.8	20
2025	1.5	27
2026	1.6	49
2027	2.6	57
2028	3.9	75
2029	6.4	179
Thereafter	80.9	2,033
Total	100.0%	2,492

(1)	Expiration year of contracts in place as of December 31, 2019, excluding any tenant renewal option periods.
(2)	Excludes twelve properties which were vacant and not subject to a lease as of December 31, 2019.